Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE – January 6, 2012

Media Contacts:	Holley Salmi	Office: (402) 691-9710
Mobile: (402) 672-0069
or hsalmi@tenaska.com

	Jana Martin	Office: (402) 691-9595
Mobile: (402) 203-0748
or jmartin@tenaska.com

Tenaska BioFuels Announces Seven-year Asset Management
Agreement with NEDAK Ethanol, LLC

OMAHA, Neb. – Tenaska BioFuels, LLC (TBF) and NEDAK Ethanol, LLC (NEDAK) have entered into a seven-year asset management agreement (AMA) which will provide working capital and risk management services to NEDAK’s ethanol production facility near Atkinson, Neb.
Under the agreement, TBF will purchase corn and natural gas, which NEDAK will process to produce ethanol and distillers' grains. TBF will market the plant’s ethanol to local and national markets. Distillers’ grains will be marketed to local, national and international export markets.
“This AMA is a positive step in the right direction for NEDAK,” said Jerome Fagerland, NEDAK general manager. “The company has been through challenging times, along with the rest of the ethanol industry, since the second quarter of 2010. We are looking forward to working with Tenaska BioFuels, which has the financial wherewithal to manage through volatile commodity markets and assist us in maintaining a balanced physical or financial grind margin. The agreement will enable us to take advantage of favorable forward grind margins as the market allows them, which will help NEDAK to improve its financial liquidity and reduce debt.”
Tenaska BioFuels provides transparent procurement and marketing, supply chain management and financial services to customers in the agriculture and energy markets. It is an affiliate of Tenaska, one of the nation's largest independent energy companies.
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Exhibit 99.1

Page 2 of 2: Tenaska BioFuels Announces Seven-year Asset Management Agreement

“We have been working with NEDAK as its ethanol marketer since October of 2010 and are pleased that we are able to provide a structure that will allow NEDAK to establish a strong foundation for the future operations of this facility,” said Dave Neubauer, TBF’s vice president and general manager.
“The marketplace today is in a cycle where grind margins can be negative for a lot of the ethanol producers. We believe our experience in managing multi-commodity risk will be an asset to NEDAK and provide it with the liquidity the plant will need to grind through this cycle. We intend to continue to work with local vendors and maintain a local presence in the rapidly growing feedlot industry,” Neubauer said.

About Tenaska BioFuels, LLC

Tenaska BioFuels, LLC (TBF) is the biofuels marketing affiliate of Omaha, Neb.-based energy company Tenaska, one of the leading independent power producers in the U.S. Forbes magazine ranks Tenaska 25th among the largest privately-held U.S. companies. TBF provides independent procurement, marketing, supply chain management, transportation, storage, and risk management to ethanol, biodiesel and agricultural market participants. Tenaska has developed approximately 9,000 megawatts of power generation and manages and operates eight power plants totaling 6,700 MW that it owns in partnership with other companies. Tenaska affiliates also market natural gas and electric power, with Tenaska's natural gas marketing affiliate (Tenaska Marketing Ventures) regarded as one of the top 10 natural gas marketers in North America. Tenaska affiliates are also involved in private equity fund and acquisition management; fuel supply; natural gas exploration, production and transportation systems; and electric transmission development. To learn more about Tenaska, visit the company's website at www.tenaska.com.